Exhibit 4.12

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

FORUM GLOBAL TUBING LP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Forum Global Tubing LP, a Delaware limited partnership (the “Partnership”), effective as of July 1, 2013 (this “Agreement”), is entered into and executed by Forum US, Inc., a Delaware corporation (“Forum” and in its capacity as the general partner of the Partnership, the “General Partner”), and the limited partners set forth on the signature page hereto (collectively, the “Limited Partners”).

RECITALS

WHEREAS, in connection with the acquisition of the Partnership by the Partners pursuant to the Equity Purchase Agreement (the “Equity Purchase Agreement”) dated June 4, 2013, by and among Global Tubing, LLC, a Delaware limited liability company (“GT”), the Partnership, ARC Global Tubing, LLC, a Delaware limited liability company a wholly-owned subsidiary of the Partnership (“ARC LLC”), the partners of the Partnership, Q-GT(V) Investment Partners, LLC, a Delaware limited liability company, and the General Partner, a certificate of amendment to the Certificate of Limited Partnership of the Partnership was filed in the office of the Secretary of State of the State of Delaware on July 2, 2013 changing the name of the Partnership from ARC Global Tubing, L.P. to Forum Global Tubing LP;

WHEREAS, effective on the closing of the transactions contemplated under the Equity Purchase Agreement, Forum became the General Partner of the Partnership;

WHEREAS, the Partners deem it in the best interest of the Partnership to amend and restate the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 21, 2009;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Amended and Restated Agreement of Limited Partnership of ARC GT dated as of December 21, 2009 is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended, supplemented or restated from time to time, and any successor to such statute.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on April 23, 2007, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“General Partner” means the general partner of the Partnership. Forum US, Inc. is the General Partner of the Partnership.

“Limited Partners” means the limited partners of the Partnership. Forum US, Inc. and FET Holdings LLC are the Limited Partners of the Partnership.

“Partner” means the General Partner or any Limited Partner.

“Percentage Interest” means the limited or general partnership interests in the Partnership as set forth in Section 2.7.

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Partnership was formed as a Delaware limited partnership by the filing of the Certificate of Limited Partnership. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act.

Section 2.2 Name. The name of the Partnership shall be “Forum Global Tubing LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner. The General Partner may change the name of the Partnership at any time and from time to time.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be NRAI Corporate Services. The principal office of the Partnership shall be located at 920 Memorial City Way, Suite 1000, Houston, Texas 77024, or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.

Section 2.4 Purpose. Subject to the further provisions hereof, the purpose of the Partnership is to engage in any lawful business or investment activities in which a partnership formed under the Act may engage or participate.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article VIII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Act.

Section 2.7 Partnership Interests. The General Partner shall have a 0% general partner interest in the Partnership and a 99.999% limited partner interest in the Partnership, and FET Holdings LLC shall have a 0.001% limited partner interest in the Partnership.

ARTICLE III

CAPITAL CONTRIBUTIONS

The Partners each hereby agree to contribute to the Partnership such cash, property or services as determined by the General Partner, subject to the consent of each Limited Partner with respect to itself.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS

The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE V

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partners shall not have any power to control or manage the Partnership.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

The Limited Partners shall have no liability under this Agreement except as provided in Article III.

ARTICLE VII

INDEMNIFICATION

Section 7.1 The Partners and all officers, directors, agents and employees of the Partners and the Partnership shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Partnership or otherwise) arising out of their service to the Partnership or to another enterprise at the request of the Partnership; provided, however, that the Partnership shall not indemnify any indemnified person in connection with a proceeding (or part thereof) initiated by such person (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the General Partner.

Section 7.2 Employees of the Partnership who are not entitled to indemnification under Section 7.1 hereof shall be indemnified as of right in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Partnership or otherwise) arising out of their service to the Partnership or to another enterprise at the request of the Partnership if, as determined by the Partnership in its sole discretion, such employee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that the Partnership shall not indemnify an employee in connection with a proceeding (or part thereof) initiated by such employee (other than a proceeding to enforce such person’s rights to indemnification under this Article) unless such proceeding (or part thereof) was authorized by the General Partner.

Section 7.3 The Partnership may indemnify agents of the Partnership who are not entitled to indemnification under Sections 7.1 or 7.2 hereof with such scope and effect as determined by the Partnership.

Section 7.4 As soon as practicable after receipt by any person entitled to indemnification hereunder of actual knowledge of any action, suit or proceeding, such indemnified person shall notify the Partnership thereof if a claim for indemnification in respect thereof may be or is being made by such indemnified person against the Partnership under this Article. With respect to any such action, suit or proceeding, the Partnership will be entitled to participate therein at its own expense and may assume the defense thereof. After the Partnership notifies the indemnified person of its election to so assume the defense, the Partnership will not be liable to the indemnified person under this Article for any legal or other expenses subsequently incurred by the indemnified person in connection with the defense. The Partnership shall not be obligated to indemnify an indemnified person under this Article for any amounts paid in settlement of any action or claim effected without its written consent.

Section 7.5 The Partnership may purchase and maintain insurance to protect itself and any person against any liability asserted against and incurred by him or her in respect of such service, whether or not the Partnership would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be applicable to persons who have ceased to be a person covered by this Article and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity hereunder.

Section 7.6 Indemnification under this Article shall include the right to be paid expenses incurred in advance of the final disposition of any action, suit or proceeding for which indemnification is provided, upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it ultimately shall be determined that he or she is not entitled to be indemnified by the Partnership; provided, however, that the indemnified person shall reimburse the Partnership for any amounts paid by the Partnership as indemnification of expenses to the extent the indemnified person receives payment for the same expenses from any insurance carrier or from another party. The indemnification rights granted herein are not intended to be exclusive of any other rights to which those seeking indemnification may be entitled and the Partnership may enter into contractual agreements with any individual to provide such individual with indemnification rights as set forth in such agreement or agreements, which rights shall be in addition to the rights set forth in this section.

Section 7.7 The provisions of this Article shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

Section 7.8 Any indemnification under this Article VII shall be satisfied solely out of the assets of the Partnership. In no event may an indemnified person subject the Partners to personal liability by reason of these indemnification provisions.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up, upon: (1) the election of the General Partner to do so; or (2) the entry of a decree of judicial dissolution of the Partnership. In winding up the affairs of the Partnership, the General Partner shall distribute the assets of the Partnership in the following order: (i) first, there shall be paid the liabilities of the Partnership; and (ii) second, to the Partners in accordance with their Percentage Interests.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement, other than Article III, without the consent of the Limited Partners and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Addresses and Notices. Any notice to the Partnership shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3. Any notice to a Partner shall be deemed given if received by it in writing at the address such Partner designates by notice to the Partnership.

Section 10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 10.4 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 10.6 Waiver. A waiver of any breach of any of the terms of this Agreement shall be effective only if in writing and signed by the Partner against whom such waiver or breach is claimed. No waiver of any breach shall be deemed a waiver of any other subsequent breach.

Section 10.7 Further Assurances. Each Partner shall execute such deeds, assignments, endorsements and other instruments and documents and shall give such further assurances as shall be reasonably necessary to perform its obligations under this Agreement.

Section 10.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partners as of the date first above written.

GENERAL PARTNER: FORUM US, INC.

By:	/s/ James W. Harris
Name: James W. Harris Title: President

LIMITED PARTNERS: FORUM US, INC.

By:	/s/ James W. Harris
Name: James W. Harris Title: President

FET HOLDINGS LLC

By:	/s/ James W. Harris
Name: James W. Harris Title: President

Signature page to Limited Partnership Agreement